immixGroup

RESELLER AGREEMENT

This **RESELLER AGREEMENT**, (including all exhibits and addenda attached hereto, this "**Agreement**") is entered into on this 1st day of May, 2010 ("**Effective Date**") by and between EC America, Inc., a Maryland company and wholly owned subsidiary of immixGroup, Inc., a Virginia corporation with its principal location at 8444 Westpark Drive, Suite 200, McLean, VA 22102 ("**immix**") and Premier Power Renewable Energy, a Delaware corporation with its principal location at 4961 Windplay Drive, Suite 100, El Dorado Hills, CA 95762 ("**Integrator**").

RECITALS

WHEREAS, immix maintains various contract vehicles and teaming relationships itself and through its affiliates; and

WHEREAS, immix is a leading reseller of products, maintenance, training and Integrator-provided implementation services; and

WHEREAS, Integrator desires immix to resell certain Products (as defined below) to Government Customers (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Integrator and immix agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1 "Addendum" – means an addendum signed by each of immix and Integrator indicating the responsibilities of each the parties with respect to a particular contract vehicle.

1.2 "Affiliates" – means any corporation, partnership, limited liability company, limited liability partnership, practice, association, joint stock company, joint venture, trust, unincorporated organization or other venture or business vehicle (each an "Entity") in which a immixGroup, Inc. owns a twenty percent (20%) or greater equity interest; or (ii) any Entity which, directly or indirectly, is in control of, is controlled by or is under common control with immixGroup, Inc., as applicable, after applying the attribution rules of Section 318 of the Internal Revenue Code. For the purpose of this definition, control of an Entity shall include the power, directly or indirectly, whether or not exercised: (i) to vote fifty percent (50%) (or such lesser percentage as is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) or more of the securities or other interests having ordinary voting power for the election of directors or other managing authority of such Entity; or (ii) to direct or cause the

direction of the management or policies of such Entity, whether through ownership of voting securities, partnership interest or equity, by contract or otherwise.

1.3 "Commercial Terms" – are the end users terms and conditions regarding the Products. Integrator may provide updated terms and conditions from time to time without amendment to this Agreement and such updated terms and conditions shall be deemed added to Exhibit B.

1.4 "Documentation" – any and all manuals, guides and similar documents relating to the Products in electronic, print or other format that are created and published by Integrator to describe Product performance.

1.5 "Government Customers" – U.S., state, district, county or city governments, international agencies of which the U.S. Government is or becomes a member, North Atlantic Treaty Organizations, U.S. Government-funded Agency for International Development grant projects, foreign governments and entities, Systems Integrators and other entities reselling or relicensing the Products to the U.S., state, district, county or city governments, and any entity authorized to purchase off of government contracts including the General Services Administration Multiple Award Schedule contracts.

1.6 "GWACS" – has the meaning set forth in Section 5.1.

1.7 RESERVED

1.8 "Order" – any and all delivery, task, purchase or other orders placed by immix for the Products.

1.9 "Price" – sale price to immix.

1.10 "Products" – any and all items offered by Integrator to immix at any time during the term of this Agreement for sale to Government Customers as set forth on Exhibit A hereto, which may be revised from time to time without amendment to this Agreement.

1.11 "Professional Services" – services performed on a time and material or fixed priced basis which are provided to an end user pursuant to a statement of work for a value in excess of One Hundred Thousand Dollars ($100,000.00).

1.12 "Sell" or "sale" – sale, license or sublicense of a Product.

1.13 "Services" – items that encompass any and all product enabling activities provided by Integrator, *e.g.*, implementation, training, support and maintenance. Professional Services are not considered Services under this Agreement.

1.14 RESERVED

1.15 "Systems Integrator" – a prime contractor or subcontractor for a Government Customer.

1.16 "Termination Date" – has the meaning set forth in Section 9.5.

1.17 "Warranty Period" – has the meaning set forth in Section 3.1.1.

2. SCOPE

During the term of this Agreement, Integrator grants to immix and immix accepts the non-exclusive right to resell the Products and Services to Government Customers. Given the nature of Professional Services, the sale of Professional Services is not contemplated under this Agreement and requires a separate agreement or subcontract agreement between the parties in addition to this Agreement.

3. WARRANTIES AND REPRESENTATIONS; INDEMNITY

3.1 Integrator represents and warrants to immix the following:

3.1.1 The Products and Services are warranted as stated in Exhibit B for the period of time described as calculated from the date of delivery (**"Warranty Period"**).

3.1.2 The Products will perform substantially in accordance with the Documentation.

3.1.3 Integrator is the owner of the Products or otherwise has the unencumbered right to convey to immix the rights granted under this Agreement and to perform its other obligations hereunder, and that, to the best of Integrator's knowledge, no part of the Products violates or infringes upon any common law or statutory rights of any person or entity, including, but not limited to, rights relating to copyrights, patents, trademarks, contractual rights or trade secret rights.

3.2 EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN THE PRECEDING SECTIONS 3.1.1, 3.1.2 AND 3.1.3, INTEGRATOR MAKES NO WARRANTY OF ANY KIND WITH RESPECT TO ANY PRODUCT OR SERVICE PROVIDED HEREUNDER AND HEREBY EXPRESSLY EXCLUDES ALL OTHER WARRANTIES, CONDITIONS, ALL OTHER TERMS OR GUARANTEES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES, CONDITIONS, ALL OTHER TERMS OR WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCTS (INCLUDING ANY PRODUCT RELEASE OR MAINTENANCE RELEASE).

3.3 In the case of any alleged breach of Sections 3.1.1, 3.1.2 or 3.1.3 by Integrator, and in the case of any allegation that any part of the Products violates or infringes upon any common law or statutory rights of any person or entity, including, but not limited to, rights relating to copyrights, patents, trademarks, contractual rights or trade secret rights, Integrator shall, at its expense, indemnify, defend, save and hold harmless immix from and against any loss, cost, damage or expense arising from any third party claim provided that immix promptly gives Integrator written notice of such claim and provides, at Integrator's expense, all reasonable assistance to defend against the claim and Integrator is given the right to control the defense or settlement of the claim with counsel of its own choosing.

3.4 In no event will Integrator be liable for any loss or damages of immix or any third party resulting from any modifications to the Product or any components thereof other than by Integrator.

4. RESERVED

5. ORDER PROCEDURE; SHIPMENT

5.1 Unless stated otherwise within an addendum to this Agreement for specific programs or Government Wide Acquisition Contracts (**"GWACs"**) and in such cases only for the opportunity or contract vehicle referenced in the addendum, there shall be no minimum quantity for Orders, nor shall there be a minimum or required product mix. There shall be no initial stocking order required.

5.2 Integrator shall accept all Orders that are issued by immix in accordance with the terms and conditions of this Agreement or the terms agreed to within an addendum to this Agreement for a specific opportunity or GWAC.

5.3 Unless the parties agree in writing, the terms and conditions of this Agreement shall apply to each Order. immix may flow down contract terms and conditions as part of the order or as a modification to the order. No signature shall be required to accept an Order. Any additional terms and conditions issued as a modification shall be accepted upon receipt if Integrator agrees to such terms via email, or deemed accepted if not rejected within 2 business days.

5.4 Integrator reserves the right to cancel any Order, or to refuse or delay shipment thereof, if immix fails to make any payment as provided herein or under such other terms of payment as the parties may agree upon in writing, except for disputed items as provided in Section 7.5 herein.

5.5 Integrator shall ship all Products F.O.B. Destination. Integrator shall bear all risk of loss or damage in transit.

5.6 Integrator shall provide immix written notice of shipping. Such notice shall reference immix's purchase order number and include the following information: date of shipment, Government Customer name, Government Customer ship-to address, items and quantities shipped, shipping method, carrier and tracking number.

5.7 In the event Integrator is unable to deliver immix's entire Order according to the delivery schedule stated in the Order received from immix, immix may, at its sole option, (i) cancel the Order without penalty, or (ii) accept partial delivery, in which event such delivery shall be separately invoiced and paid for.

6. UPGRADES; DISCONTINUED PRODUCTS; DEFECTIVE PRODUCTS

6.1 Integrator shall notify immix within a commercially reasonable period of time of any upgrade or update of an existing Product. Upon commercial availability of such new Product, it shall be deemed added to Exhibit A.

6.2 Integrator shall notify immix within a commercially reasonable period of time of the discontinuation of any Product listed on Exhibit A. For purposes of this Section 6.2, a discontinuation of a Product shall take place at such time as Integrator's management makes the corporate decision that an existing Product will no longer be sold or licensed. The discontinued Product shall be deemed deleted from Exhibit A.

6.3 immix may return to Integrator at Integrator's expense, and Integrator shall accept, any defective or damaged Product units returned by Government Customers within the terms of Integrator's warranty. Any such return need not be accompanied by an Order.

6.4 With respect to all Products returned to Integrator in accordance with this Section 6: (i) immix agrees to comply with Integrator's reasonable policies concerning return authorization procedures, including, if necessary, obtaining a return authorization number from Integrator's shipping department prior to returning the Product, and (ii) Integrator agrees to use commercially reasonable efforts to promptly approve and effectuate any such Product returns.

7. FEES; PRICE AND PAYMENT

7.1 The immix fee is set forth in the Addendum and is subject to change after the minimum term set forth in the Addendum.

7.1.1 After the initial payment, immix will submit monthly invoices thirty (30) days in advance of the beginning of each month. Payment is due no later than the 1st day of each month. A late charge of one and one-half percent (1-1/2%) of the unpaid balance shall be added to any outstanding account balance over sixty (60) days old.

7.1.2 immix shall notify Integrator sixty (60) days in advance of any change in the amount of the fee.

7.2 Integrator is responsible for overnight delivery, courier, parking and copy charges. Integrator is also responsible for airfare, lodging and related travel expenses incurred as a result of travel requested by Integrator in writing. Integrator is not charged for mileage within a 50-mile radius of Washington, D.C.

7.3 None of immix nor its parent or affiliates is obligated to perform any task prior to receipt of fees and is not responsible for tasks not performed due to late payment of invoices. immix shall notify Integrator in writing ten (10) business days prior to the effective date of any stop work order due to non-payment of invoices. Any stop work order shall not relieve, abate, or prorate any invoices, including late payment charges and applicable monthly fees incurred during the stop work period, due from Integrator prior to the termination of this Agreement.

7.4 Integrator understands that immix sells primarily within the public sector market and that certain unique circumstances exist when serving Government Customers that must accommodate public policy and the requirements associated with spending public funds. As such the Parties agree as follows:

7.4.1 immix's Price for the Products shall be stated in a quote from Integrator or as part of a standing pricing schedule associated with a specific contract vehicle (such as the GSA Multiple Award Schedule).

7.4.2 If Integrator provides a quote to immix for a specific sales opportunity, such quote shall be honored by Integrator for a minimum of sixty (60) days from the date such quote is received by immix.

7.4.3 Where one of immix's contract numbers is referenced it is understood and agreed that any transaction pursuant to such reference whether in the form of a quote, order or invoice shall be considered as a transaction under the referenced contract.

7.4.4 Unless provided for through a written addendum hereto or expressly agreed to as part of a written quote from immix, this Agreement does not authorize Integrator or Integrator's agents, resellers, VARs, OEMs, System Integrators, or partners of any type to issue quotes, accept orders, or receive payments against any of immix's contracts. Integrator shall, at its expense, indemnify, defend, save and hold harmless immix from and against any loss (including lost margin), cost, damage or expense of any kind resulting from any failure by Integrator or its employees to act in accordance with this Section 7.4.4.

7.4.5 Due to the customarily long Government Customer payment cycle, payment terms shall be net 45 days from Government Customer's acceptance. Integrator shall not invoice immix prior to shipment of the Products.

7.4.6 Pursuant to 31 U.S.C. 3324, the Government Customer may be unable to make payments in advance for services such as maintenance and/or training despite Integrator's standard commercial practice. immix will make every effort to honor Integrator's standard commercial payment practice but where the Government Customer requires invoicing and payment for Services in arrears, immix will issue or re-issue its Order to Integrator and will make payment in arrears to Integrator in accordance with the schedule mandated by Government Customer.

7.5 In the event that immix disputes in good faith the Price, condition, shipment or other material element concerning any Product and so informs Integrator in writing, such dispute shall not be sufficient cause for Integrator to delay, cancel or refuse existing or new Orders. Additionally, immix may suspend payment for any such disputed items for a reasonable time during which the parties shall use prompt and reasonable efforts to settle the dispute.

8. EXPORT CONTROL

8.1 immix acknowledges that Products, including technical data, are subject to the United States export control laws. immix shall be responsible for compliance with such applicable export laws and will obtain any required export licenses and other permissions for Products ordered pursuant to this Agreement upon notice from Integrator that such export license or permission is required. Without limitation of the foregoing, immix will not export or re-export directly or indirectly (including via remote access) any part of the Product(s) and/or technical data to any country listed on the State Department's list of State Sponsors of Terrorism.

8.2 immix shall not export and/or re-export Product(s), including technical data, to individuals or companies listed on the U.S. Department of Commerce's Denied Persons List or the Entity List, on the U.S Department of Treasury's Specially Designated Nationals Lists, or any other list of parties proscribed by the U.S. Government.

8.3 immix shall not export and/or re-export Products and technical data, if it knows or has reason to know that the end-user is engaged in the design, development and use of nuclear, chemical and biological, and/or missile technology activities.

8.4 Integrator shall reasonably assist immix by providing necessary information and supporting documentation to immix, on immix's written request, for the purpose of obtaining any export license or other permissions required for the export of a Product permitted by this Section.

8.5 immix shall, at its expense, indemnify, defend, save and hold harmless Integrator from and against any loss, cost, damage or expense of any kind resulting from or any third-party claim alleging any failure by immix, its employees or agents to act in accordance with this section.

9. TERM AND TERMINATION

9.1 This Agreement shall commence on the Effective Date and shall continue for 12 calendar months. This Agreement shall be automatically renewed thereafter month-to-month unless either party gives thirty days' notice to the other party of termination, or unless this Agreement is otherwise terminated in accordance with this Section.

9.2 This Agreement may be terminated, with or without cause, by either party upon 30 calendar days' written notice to the other party.

9.3 This Agreement may be terminated by either party for cause at any time, without limiting any party's other rights or remedies:

9.3.1 upon written notice identifying with specificity the cause if the non-terminating party commits a material breach of this Agreement, and such breach continues unremedied for a period of more than fifteen (15) calendar days after receipt by the other party of written notice thereof; or

9.3.2 without the obligation to give thirty (30) days' written notice if the non-terminating party: (i) has a receiver appointed for itself or its property; (ii) makes an assignment for the benefit of its creditors; (iii) has any proceedings commenced by, for or against it under any bankruptcy, insolvency or debtor's relief law seeking a reorganization of such party's debts and such proceedings are not dismissed within ninety (90) days of their commencement; or (iv) is liquidated or dissolved.

9.3.3 In the event of termination for cause, Integrator agrees to assist immix by providing any information that immix reasonably requests to satisfy a Government Customer.

9.4 Neither party to this Agreement shall be liable to the other by reason of termination of this Agreement at law or equity for compensation, reimbursement or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or other commitments relating to the business or goodwill of either party, notwithstanding any law to the contrary. No termination of this Agreement shall release either party from its obligation to pay the other party any amounts which accrued prior to such termination or which shall accrue after such termination.

9.5 In the event either party terminates this Agreement, Integrator shall honor all Orders placed prior to the date on which any termination becomes effective (the "Termination Date"), including the License, if applicable, to any Government Customer which became effective prior to the Termination Date.

10. LIMITATION OF LIABILITY

10.1 <u>EXCLUSION OF CONSEQUENTIAL DAMAGES</u>. EXCEPT FOR A BREACH OF SECTION 7.4.4, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR

CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, BUSINESS INTERRUPTION OR PROCUREMENT OF SUBSTITUTE SOFTWARE OR SERVICES WHETHER FORSEEABLE OR NOT AND EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

10.2 <u>LIMITATION OF DIRECT DAMAGES</u>. EXCEPT FOR A BREACH OF SECTION 7.4.4 OR 13.3, A CLAIM UNDER SECTION 3.3 OF THIS AGREEMENT OR A CLAIM UNDER SECTION 8.5 OF THIS AGREEMENT, IN NO EVENT WILL IMMIX'S LIABILITY TO INTEGRATOR EXCEED THE FEES PAID BY INTEGRATOR TO IMMIX AND IN NO EVENT WILL INTEGRATOR'S LIABILITY TO IMMIX EXCEED THE AMOUNT PAID BY IMMIX TO INTEGRATOR IN ACCORDANCE WITH THIS AGREEMENT.

11. CHOICE OF LAW; DISPUTES

11.1 This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, without regards to the conflicts of law principles thereof. Any and all claims, controversies or disputes arising out of or in connection with this Agreement shall be resolved in accordance with this Section. Virginia law shall apply unless the issue relates to federal procurement regulations or statutes and in such case federal procurement law as interpreted by the United States Boards of Contract Appeals and the United States Court of Federal Claims shall apply.

11.2 The parties consent to the exclusive jurisdiction of the state and federal courts located in Fairfax County, Virginia, for any such action, suit or proceeding. Both parties' obligations under this Section survive termination or expiration of this Agreement. The prevailing party in any action shall be entitled to recover its costs and attorneys' fees.

12. INTEGRATOR COMPLIANCE WITH LAW

12.1 In the performance of this Agreement, Integrator shall comply with the requirements of all applicable laws, ordinances, and regulations of the United States of America and any state, country, or other governmental entity. Integrator shall comply with the following Federal Acquisition Regulation (F.A.R.) clauses, which are hereby incorporated by reference, with the same force and effect as if they were set forth expressly herein: F.A.R. 52.219-8 Utilization of Small Business Concerns; F.A.R. 52.222-26 Equal Opportunity; F.A.R. 52.222-35 Equal Opportunity for Special Disabled Veterans; F.A.R. 52.222-36 Affirmative Action for Workers with Disabilities; F.A.R. 52.222-39 Notification of Employee Rights Concerning Payment of Union Dues or Fees; F.A.R. 52.247-64 Preference for Privately Owned U.S. Flag Commercial Vessels; F.A.R. 52.222-41 Services Contract Act; 52.222-50 Combating Trafficking in Persons; F.A.R. 52.225-5 Trade Agreements; F.A.R. 52.209–5 Certification Regarding Responsibility Matters; F.A.R. 52.244–6 Subcontracts for Commercial Items.

12.2 Each party certifies on behalf of itself and its parent that it shall not use unethical practices, or in cases of dealing with the government, violate 31 U.S.C. 1352 (concerning payments to influence federal transactions) or the Procurement Integrity Act (Subsection 27(a) of the Federal Procurement Policy Act, (42 U.S.C. 423) as amended by Section 814 of Public Law (101-189) to obtain information or to secure business for itself or others.

12.3 Any breach of the laws or clauses set forth in this Section 12 is a material breach. In addition, in the case of any alleged or actual breach of Section 12 by Integrator, Integrator shall, at its expense, indemnify, defend, save and hold harmless immix from and against any loss, cost, damage or expense arising from such alleged or actual breach.

13. MISCELLANEOUS

13.1 Assignment and Subcontracting. immix may assign this Agreement (including any Addendum hereto) or any of its rights or obligations hereunder (including, without limitation, rights and duties of performance) to any of its Affiliates. Neither party may assign this Agreement or any of its rights or obligations hereunder (including without limitation rights and duties of performance) to any other third party or entity, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the non-assigning party, which consent may be given or withheld by such non-assigning party in the sole exercise of its discretion, except that either party may assign this Agreement as part of: (i) any transfer of 50% or more of its capital stock; or (ii) any transfer of all or substantially all of the assets of such party in a single transaction. Any attempted assignment in violation of this Section will be null and void. This Agreement shall be binding upon the parties and inure to the benefit of the parties' successors and permitted assigns

13.2 Relationship of Parties. Integrator and immix perform this Agreement as independent contractors. Each party has the sole obligations to supervise, manage, contract, direct, procure, perform or cause to be performed its obligations set forth in this Agreement, except as may otherwise be agreed upon in writing by the parties. Nothing set forth in this Agreement shall be construed to create the relationship of principal and agent between Integrator and immix. Neither party shall act or attempt to act or represent itself, directly or by implications, as an agent of the other or its affiliates or in any manner assume or create, or attempt to assume or create, any obligation on behalf of, or in the name of, the other party or its affiliates.

13.3 Confidentiality. Each party agrees not to use any confidential information of the other party (whether oral or written) except in performance of this Agreement and not to disclose such information to third parties (other than, as determined by the receiving party in good faith, those persons with a genuine "need to know" and who agree to similarly limit the use and disclosure of the information, such as attorneys and accountants). All information which the disclosing party considers confidential shall be clearly identified as such. With respect to both parties hereto, for the purposes hereof, confidential information shall not include any information that: (1) is now or becomes in the public domain through no breach of this Agreement; (2) is in the possession of the receiving party as of the date of execution hereof; (3) is independently learned by the receiving party from a third party without breach of this Agreement; (4) is required by law or order of a court (in which case the other party shall be promptly notified before disclosure), administrative agency or other governmental body to be disclosed by the receiving party; or (5) is disclosed by the receiving party more than three years after that party's receipt of such information.

Either party shall have the right in its good faith discretion to make such public press releases, announcements or other communications as it reasonably believes are necessary to comply with applicable federal and state securities or other laws and the regulations promulgated

by the National Association of Securities Dealers ("NASD") and/or appropriate securities exchanges, as the case may be, but only to the extent of not divulging any confidential information of the other party.

13.4 Non-Solicitation. During the term of this Agreement, and for a period of twelve (12) months after termination of this Agreement, should Integrator choose to employ any employee of immix (which, for purposes of this Section 13.4 includes any subsidiary, parent or affiliate) with whom Integrator has become acquainted through information or introductions gained as a result of Integrator's relationship with immix, Integrator shall immediately pay to immix a twenty-five percent (25%) placement fee calculated on the base salary of the employee with Integrator. The parties agree that this sum is not a penalty and would adequately compensate the non-breaching party for damages which might result as a result of such employment.

13.5 Notices. All notices, Orders, directives, request or other written communications required or permitted to be given or sent by this Agreement, shall be deemed given if mailed first class, postage paid or sent by facsimile, and if addressed as follows:

Integrator:	**immix:**
4961 Windplay Drive	8444 Westpark Drive
Suite 100	Suite 200
El Dorado Hills,CA 95762	McLean, VA 22102
Attn: Frank Sansone	Attn: Scott Needleman
	Phone: 703-752-0631
Phone: 916-939-0400	
Fax: 916-939-0490	Fax: 703-752-0613

Either party may, by a notice given in accordance with the foregoing, change its address or designated recipient for notices. Any notice given as aforesaid shall be deemed to have been received on the date of the overnight mail receipt, on the date imprinted by the facsimile machine, or five business days after deposit in the mail (first class, postage paid), whichever is applicable, unless the addressee party is able to establish conclusively that such notice was not received by it.

13.6 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court or board of competent jurisdiction to be invalid, illegal or unenforceable for any reason, the remainder of the provisions of this Agreement shall continue in full force and effect as if this Agreement had been executed with the invalid portion(s) eliminated, and such term, provision, covenant or condition shall be amended to achieve as nearly as possible the same economic effect as the original term, provision, covenant or condition.

13.7 Entire Agreement. This Agreement, including the exhibits and addendum(s), constitutes the entire understanding and agreement of and between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations and agreements with respect to the subject matter hereof. This Agreement shall not be varied by any

oral agreements or representations or otherwise except by an instrument in writing duly executed by authorized representatives of the parties. In the event the terms contained within an addendum vary or conflict with the terms stated in the Agreement above, the terms and conditions contained in the addendum shall control for all Orders placed under the referenced opportunity or GWAC subsequent to the date of the addendum. The Section and paragraph headings herein are for convenience only and shall not limit in any way the scope of any provisions of this Agreement.

13.8 Nonwaiver of Rights. The failure of either party to insist upon strict performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies shall not be construed as a waiver of its right to assert any of the same or to rely on any such terms and conditions at any time thereafter.

13.9 Force Majeure. Neither Integrator nor immix shall be deemed in default if its performance of obligations hereunder (other than payments of amounts due) is delayed or becomes impossible or impractical by reason of any act of God, war, fire, earthquake, strike, epidemic, or any other cause beyond such party's reasonable control.

13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11 Survival. The terms and conditions set forth in Sections 3, 10, 11 and 13 shall survive any termination of this Agreement for any reason whatsoever.

IN WITNESS WHEREOF, each of Integrator and immix has caused this Agreement to be signed and delivered by its duly authorized representative as of the Effective Date.

Integrator

By: ______________________

Print Name: Frank Sansone

Title: CFO

Premier Power
"Your Solar Electricity Specialists"
4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
877.939.0400

EC America, Inc.

By: ______________________

Print Name: ~~Skip Liesegang~~ David Stewart

Title: Vice President

EXHIBIT A

Integrator Price List for all offered Products

EXHIBIT B

Commercial Terms and Conditions for all offered Products

Contract Representation Services Addendum

This CONTRACT REPRESENTATION SERVICES ADDENDUM (**"Addendum"**) by and between EC America, Inc., a wholly owned subsidiary of immixGroup, Inc. (**"immix"**) and Premier Power Renewable Energy (**"IntegratorIntegrator"**) including the exhibit(s) and/or schedule(s) attached hereto, is entered into this 1st day of May, 2010 (this **"Addendum"**). All capitalized terms used herein and not otherwise defined below shall have the same meanings as set forth in the Reseller Agreement between the parties. All terms and conditions of the Reseller Agreement shall remain in full force and effect unless specifically changed herein.

WHEREAS, immix and Integrator have entered into a Reseller Agreement dated May 1, 2010 (the **"Reseller Agreement"**) giving immix the non-exclusive right to resell certain Products and Services to Government Customers; and

WHEREAS, immix is pursuing an award of a General Services Administration Multiple Award Schedule 56 to support Integrator's Products and Services (the **"GSA MAS Contract"**); and

WHEREAS, Integrator wishes that immix provide contract representation services and sell certain of its Products and Services to Government Customers pursuant to the GSA MAS Contract; and

WHEREAS the parties understand and agree that in order for immix to pursue the GSA MAS Contract the Integrator must supply certain information in connection with the Letter of Supply.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Integrator and immix agree as follows:

1. Integrator's Responsibilities and Acknowledgements

Integrator agrees to:

1.1. Provide a statement that Integrator will serve as immix's supplier for products ordered.

1.2. Provide a statement that the products and supporting services are newly manufactured and are sold in the normal course of Integrator's business.

1.3. Certify the country of origin of each item offered.

1.4. A disclosure that states the Company's standard sales and discounting practices for an evaluation that prices offered by immix under its contract are fair and reasonable

1.5. A statement that the prices afforded immix are based on and/or related to a specific Company class of customer (i.e., reseller, VAR, etc.) for the purpose of price reductions and price increases.

1.6. Provide a current, dated, electronic copy of Integrator's commercial price list.

1.7. Augment the commercial price list to include the following information for each line item:

- A unique part number
- Item description
- List price
- Country of origin
- Warranty
- Energy Star compliance
- Delivery time after receipt of order

1.8. immix's Price for the Products will be equal to or better than pricing for a similarly situated reseller of Integrator.

1.9. Provide copies of the controlling terms and conditions for each item offered.

1.10. Acknowledge that, if requested by the Government prior to award or a future modification, Integrator will allow the government access to its sales records to verify Integrator's commercial sales practices.

1.11. Acknowledge that once an item has been added to the contract vehicles contemplated by this Addendum, prices generally cannot be increased during the first 12 months. Thereafter, price increases generally are capped at ten percent (10%) per annum.

1.12. Provide notice of any changes to the price list as soon as available.

1.13. Certify Integrator's business size classification.

1.14. Be responsible for the validity of data, documentation, and certifications supplied.

1.15. While Integrator's personnel are at a Government Customer facility, Integrator is responsible for compliance with all laws, rules and regulations governing conduct with respect to health and safety – not only as they relate to (i) its employees and agents, but (ii) also to other personnel and to property at the site regardless of ownership. While on Government Customer premises and in possession of Government Customer property, the Integrator is responsible for such property and any damages thereto.

1.16. Integrator agrees to indemnify and hold harmless immix, its affiliates, officers and directors from and against any claim, loss, cost, damage or expense resulting from Integrator's breach of any of Integrator's responsibilities hereunder.

2. immix's Responsibilities and Acknowledgements

immix, in conjunction with Integrator, will coordinate the submission of contract modifications to add Integrator's items to its GSA MAS Contract including the following activities:

2.1. Provide templates, guidance and/or assistance as necessary to complete the information requested in Section A above.

2.2. Prepare and submit required modifications including product additions, product deletions, price reductions, economic price adjustments and administrative modifications to the government as required.

2.3. Respond to Government requests for clarification and additional information regarding the contract modifications.

2.4. Negotiate with the Government and assist in compiling all information necessary to support the terms and conditions and prices as provided to immix by Integrator.

2.5. Prepare final proposals or revisions as required prior to award of contract modification.

2.6. Provide ongoing maintenance of the GSA MAS Contracts to ensure they remain current and complete relative to Integrator's commercial price list as provided to immix.

In addition to contract support services related to the various contract vehicles, the following are also included within the scope of this Addendum:

2.7. Contract Support – Telephone consultation with the immix management team regarding general government contract issues.

2.8. Sales & Vehicle Strategy – Integrator can telephone or meet with the immix management team at the immix offices for consultation on developing the right government contract vehicle, alliance and sales strategies necessary to deliver results. Any proposed courses of action or other services provided by immix, its parent or affiliates or any of their directors, officers, affiliates, employees, agents or representatives are recommendations or suggestions only. Integrator must determine whether to accept and follow such recommendations and suggestions. Integrator is solely responsible for the products and services provided to its customers and any other relationships that it may have with third parties and hereby agrees to indemnify and hold harmless immix from and against any claim, loss, cost, damage or expense resulting from any of Integrator's Products or Services listed on the GSA MAS Contract, regardless of any recommendations or suggestions provided to Integrator by immix or its subsidiaries or any of their directors, officers, affiliates, employees, agents or representatives, except for negligence or willful misconduct on the part of immix.

2.9. None of immix nor its parent or affiliates makes any promise, representation or warranty regarding the ultimate award of any contract modification or of the ability of Integrator to comply with applicable contract rules and regulations. Moreover, none of immix nor its parent or affiliates shall be responsible for the validity of specific data, documentation, or certifications supplied by Integrator or its representatives/agents.

3. Minimum Term and Renewal

3.1. The term of this Addendum shall be twelve (12) months (the "Minimum Term") from the effective date of this Addendum; provided, however, that if the Reseller Agreement is terminated prior to or after the expiration of the Minimum Term that this Addendum shall terminate on the same date as the Reseller Agreement.

3.2. Following the Minimum Term, this Addendum shall automatically renew on a month-to-month basis unless terminated by either party through a written thirty (30) day notice.

4. Fees and Expenses

Fees are set forth on the attached Fee Schedule

IN WITNESS WHEREOF, each of Integrator and immix has caused this Addendum to be signed and delivered by its duly authorized representative as of the date first above-written.

Integrator

By: ______________________

Print Name: Frank Sansone

Title: CFO

Premier Power
"Your Solar Electricity Specialists"
4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
877.939.0400

EC America, Inc.

By: ______________________

~~Skip Liesegang~~ David Stewart

Vice President

immixGroup

INTEGRATOR CONTACT INFORMATION

Purchase Order # ______________________

Address and submit invoices to:

Premier Power

ADDRESS:4961 Windplay Drive

Suite 100

CITY:El Dorado Hills

ST:CA ZIP:95762

PHONE:916-939-0400

FAX:916-939-0490

immixGroup

FEE SCHEDULE

This Fee Schedule by and between EC America, Inc., a Maryland corporation, and a subsidiary of immixGroup, Inc., ("**immix**") and Premier Power Renewable Energy ("**Integrator**") is entered into this 1st day of May, 2010 (this "**Fee Schedule**"). All capitalized terms used herein and not otherwise defined below shall have the same meanings as set forth in the Reseller Agreement dated May 1, 2010 between the parties.

Monthly Management Fee

Integrator agrees to pay immix a nonrefundable monthly fee in the amount of $1,000 for the services described in the Reseller Agreement. Immix agrees to apply 20% of its net margin earned on sales of Manufacturer's Products to offset future months' fees. Credits earned through the margin can be credited up to 12 months forward from the date of sale. Upon execution of this Addendum, the monthly fee will be waived for the first six months.

Minimum Margin Fees

The parties contemplate 2 types of transactions under this addendum; Direct Margin and Commission.

Direct Margin

Opportunities involving a quote by immix to a Government Customer, followed by a purchase, task, or delivery order placed directly with immix as Integrator's reseller. Compensation for transactions under this section will be earned as a margin paid by the Integrator in the form of a discounted cost to immix. The minimum margin for transactions less than $1,500,000 shall not be less than 6% of the sale price inclusive of any contract fees for the opportunity. For transactions greater than $1,500,000 the minimum margin shall be 5% inclusive of any contract fees for the opportunity unless otherwise agreed upon by both parties.

Commission

Opportunities quoted by an Authorized Reseller to a Government Customer and/or followed by a purchase, task or delivery order. The Authorized Reseller(s) then places an order with immix, who places an order with the Integrator. Compensation for the transaction under this section will be earned as a commission paid by Integrator to immix at a minimum rate of % of the sale price inclusive of any Contract Fee.

Invoicing and Payment

Monthly management fees will be invoiced the first of the month in advance. Other Fees and expenses will be invoiced within 15 calendar days of the end of each month. Payments are due and payable within thirty (30) days of the invoice date. A late charge shall be added to any balance more than sixty (60) days old in the amount of one and one-half percent (1-1/2%) of the outstanding balance per month.

IN WITNESS WHEREOF, each of Integrator and immix has caused this Addendum to be signed and delivered by its duly authorized representative as of the date first above-written.

Premier Power Renewable Energy
By: [signature]
Print Name: Frank Sansone
Title: CFO
EC America, Inc.
By: [signature]
~~Skip Liesegang~~ David Stewart
Vice President